Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509

Frank S. Pellegrino
Executive Vice President, Finance and Administration
847-214-4138

FOR IMMEDIATE RELEASE

WEDNESDAY, JANUARY 27, 2021

Second Quarter Diluted EPS Increased 13.8% to a Second Quarter Record $1.72 per Share

	Quarterly Overview:		Year to Date Overview:

-	Net sales decreased 5.2%	-	Net sales decreased 4.4%
-	Sales volume increased 1.8%	-	Sales volume decreased 0.7%
-	Gross profit increased 5.6%	-	Gross profit decreased 0.1%
-	Net income increased 13.9%	-	Net income increased 7.6%

Elgin, IL, January 27, 2021— John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) (the “Company”) today announced operating results for its fiscal 2021 second quarter. Net income for the second quarter of fiscal 2021 was $19.9 million, or $1.72 per share diluted, compared to net income of $17.5 million, or $1.52 per share diluted, for the second quarter of fiscal 2020. Net income for the first two quarters of fiscal 2021 was $32.7 million, or $2.83 per share diluted, compared to net income of $30.4 million, or $2.64 per share diluted, for the first two quarters of fiscal 2020.

Net sales for the second quarter of fiscal 2021 were $233.6 million compared to net sales of $246.4 million for the second quarter of fiscal 2020. The decline in net sales was primarily attributable to lower selling prices for tree nuts. The decline in selling prices for tree nuts resulted from lower commodity acquisition costs. The decline in net sales from lower selling prices was offset in part by a 1.8% increase in sales volume, which is defined as pounds sold to customers. Sales volume increased 9.9% in the consumer distribution channel mainly due to a 13.3% increase in sales volume for private brand peanuts, trail mixes and snack mixes as consumer preferences have shifted to lower priced products due to current economic conditions. Increased sales for Fisher snack nuts also contributed to the sales volume increase in the consumer distribution channel. Sales volume in the commercial ingredients distribution channel decreased 23.6% due to a 29.4% decline in sales volume in our food service business. The decline in food service sales volume was due to a decline in air travel, nationwide restrictions on indoor restaurant dining and restaurant closures, all of which were attributable to COVID-19. Sales volume in the contract packaging distribution channel decreased 14.1% primarily due to the unfavorable impact of lower convenience store foot traffic in one customer’s business as a result of COVID-19.

In the consumer distribution channel, sales volume for our branded products, which accounted for 25.5% of total channel sales volume, changed in the quarterly comparison as follows:

Fisher recipe nuts	(18.4)%
Orchard Valley Harvest	(13.0)%
Fisher snack nuts	30.2%
Southern Style Nuts	(4.2)%

The decrease in sales volume for Fisher recipe nuts was due to lost distribution at some customers, which was offset in part by increased sales with an Internet retailer. The decrease in sales volume for Orchard Valley Harvest was primarily driven by lower foot traffic at a major customer in the nonfood sector due to COVID-19, reduced promotional activity and lost distribution at some customers. The increase in sales volume for Fisher snack nuts resulted mainly from increased promotional activity. The sales volume decrease for Southern Style Nuts came from reduced merchandising and promotional activity, which was offset in part by distribution gains with new customers.

For the first two quarters of fiscal 2021, net sales decreased to $443.8 million from $464.3 million for the first two quarters of fiscal 2020. The decline in net sales was primarily attributable to lower selling prices for the same reason cited in the quarterly comparison. The decrease in net sales was also attributable to a 0.7% decline in sales volume. Sales volume increased 7.0% in the consumer distribution channel primarily for the same reasons cited in the quarterly comparison. Sales volume decreased 25.6% in the commercial ingredients distribution channel mainly as a result of a 35.5% decline in sales volume in our food service business. The decline in food service sales volume occurred for the same reasons cited in the quarterly comparison. Sales volume in the contract packaging distribution channel decreased 13.2% for the same reason cited in the quarterly comparison. The sales volume decline in the contract packaging channel was also driven by the loss of peanut butter business with another customer, which was attributable to a temporary peanut supply shortage that existed in the first quarter of fiscal 2021.

Gross profit increased by $2.8 million, or 5.6%, for the second quarter of fiscal 2021 compared to the second quarter of fiscal 2020. Gross profit margin, as a percentage of net sales, increased to 22.6% for the second quarter of fiscal 2021 from 20.3% for the second quarter of fiscal 2020. The increases in gross profit and gross profit margin were mainly due to lower commodity acquisition costs for tree nuts and increased sales volume.

In the year-to-date comparison, gross profit declined slightly by $0.1 million, and gross profit margin increased to 20.8% for the first two quarters of fiscal 2021 from 19.9% for the first two quarters of fiscal 2020. The increase in gross profit margin was primarily attributable to lower commodity acquisition costs for tree nuts.

Total operating expenses declined $0.5 million due to the recognition of a $2.3 million gain on the estimated final insurance settlement related to the fire that occurred in our Garysburg, North Carolina facility in the second quarter of fiscal 2020. The gain from the insurance settlement was largely offset by increases in freight, compensation and advertising expenses. Total operating expenses, as a percentage of net sales, increased to 10.7% from 10.4% for the second quarter of fiscal 2020 due to a lower net sales base.

Total operating expenses for the first two quarters of fiscal 2021 decreased $3.2 million mainly due to the insurance settlement gain cited in the quarterly comparison. Declines in compensation and travel expenses also contributed to the decline in total operating expenses. For the same reasons, total operating expenses, as a percentage of net sales, declined to 10.2% from 10.5% for the first two quarters of fiscal 2020.

Interest expense for the second quarter and year-to-date period of fiscal 2021 declined slightly compared to interest expense for both periods in fiscal 2020 as the benefits of lower weighted average interest rates from the reduction of long-term debt were largely offset by higher average short term debt levels in both periods.

The total value of inventories on hand at the end of the second quarter of fiscal 2021 decreased 9.8% compared to the total value of inventories on hand at the end of the second quarter of fiscal 2020 due to lower commodity acquisition costs for all major tree nuts and lower quantities of peanuts on hand. The weighted average cost per pound of raw nut and dried fruit input stocks on hand at the end of the second quarter of fiscal 2021 decreased 4.6% compared to the weighted average cost per pound at the end of the second quarter of fiscal 2020. The decrease in the weighted average cost per pound of raw nut and dried fruit input stocks was attributable to lower commodity acquisition costs for all major tree nuts, which was offset in part by a shift in product mix from lower priced peanuts to higher priced walnuts and pecans.

“We reported record net income and diluted earnings per share for a second quarter even before considering the insurance settlement gain we mentioned above. This is a considerable accomplishment given the trio of challenges we faced in our food service business, in our contract packaging distribution channel and with our Orchard Valley Harvest brand from the impact of COVID-19,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “As has been the case in recent quarters, we saw strong sales volume growth in our consumer distribution channel from increased sales of private brand snack nuts, trail mixes, snack mixes and Fisher snack nuts. Sales volume in the consumer distribution channel accounted for 78.2% of total sales volume in the current second quarter,” Mr. Sanfilippo noted. “In respect to pound volume growth at retail, our brands had mixed results according to IRi Total U.S.—Multi Outlet market data in the quarterly comparison. Fisher recipe nut pound volume declined 19%, while pound volume for the total recipe nut category increased 6%. The decline in Fisher recipe nut pound volume was primarily attributable to the factors that resulted in the sales volume decrease we discussed above. Orchard Valley Harvest pound volume decreased 14% mainly from reduced promotional activity and lost distribution at some customers. The pound volume for the total produce category increased 4%. Fisher snack nut pound volume increased 10%, while pound volume for the total snack nut category increased 6%. The increase in pound volume for Fisher snack nuts was attributable to increased sales for our Oven Roasted Never Fried product line and increased promotional activity. Southern Style Nuts pound volume declined 19% primarily due to the factors that led to the sales volume decrease discussed above, while pound volume for the total trail and snack mix category decreased 2%,” Mr. Sanfilippo stated. “As we mentioned above, COVID-19 has had an unfavorable impact on our food service business. However, our food service business has continued to improve in fiscal 2021 as the decline in food service sales volume in the current second quarter was 29.4% compared to 63.3% in the fourth quarter of fiscal 2020.” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Thursday, January 28, 2021, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-844-536-5471 from the U.S. or 1-614-999-9317 internationally and enter conference ID number 5662938. This call is being webcast by Intrado Digital Media and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers (of branded products, private label products or otherwise), or to customers generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences including a shift from higher margin products to lower margin products; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures including competition in the recipe nut category; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to control expenses, such as transportation, compensation, medical and administrative expenses; (ix) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (x) uncertainty in economic conditions, including the potential for economic downturn, particularly in light of the outbreak of COVID-19; (xi) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xii) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xiii) losses due to significant disruptions at any of our production or processing facilities or employee unavailability due to illness or quarantine; (xiv) the ability to implement our Strategic Plan, including growing our branded and private brand product sales and expanding into alternative sales channels; (xv) technology disruptions or failures, including disruptions due to employees working remotely; (xvi) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xvii) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xviii) the ability of the Company to respond to or manage the outbreak of COVID-19 or other infectious diseases and the various implications thereof.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand®, Southern Style Nuts® and Sunshine Country® brand name.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Twenty-six Weeks Ended
	December 24, 2020	December 26, 2019	December 24, 2020	December 26, 2019
Net sales	$233,575	$246,423	$443,848	$464,269
Cost of sales	180,780	196,443	351,721	372,041

Gross profit	52,795	49,980	92,127	92,228

Operating expenses:
Selling expenses	17,694	16,103	29,778	30,215
Administrative expenses	7,305	9,411	15,680	18,485

Total operating expenses	24,999	25,514	45,458	48,700

Income from operations	27,796	24,466	46,669	43,528

Other expense:
Interest expense	376	435	826	956
Rental and miscellaneous expense, net	365	274	797	678
Other expense	629	567	1,259	1,133

Total other expense, net	1,370	1,276	2,882	2,767

Income before income taxes	26,426	23,190	43,787	40,761
Income tax expense	6,541	5,729	11,090	10,374

Net income	$19,885	$17,461	$32,697	$30,387

Basic earnings per common share	$1.73	$1.52	$2.85	$2.65

Diluted earnings per common share	$1.72	$1.52	$2.83	$2.64

Cash dividends declared per share	$—	$2.00	$2.50	$5.00

Weighted average shares outstanding
— Basic	11,493,777	11,458,524	11,485,532	11,451,542

— Diluted	11,533,997	11,525,387	11,542,292	11,532,182

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	December 24, 2020	June 25, 2020	December 26, 2019
ASSETS
CURRENT ASSETS:
Cash	$1,763	$1,535	$1,393
Accounts receivable, net	60,495	56,953	52,653
Inventories	155,371	172,068	172,340
Prepaid expenses and other current assets	9,872	8,315	5,992

	227,501	238,871	232,378

PROPERTIES, NET:	129,018	123,797	124,830

OTHER LONG-TERM ASSETS:
Intangibles, net	20,618	21,775	22,932
Deferred income taxes	7,288	6,788	5,616
Operating lease right-of-use assets	4,119	4,351	4,823
Other	9,017	11,875	9,124

	41,042	44,789	42,495

TOTAL ASSETS	$397,561	$407,457	$399,703

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$9,169	$27,008	$13,495
Current maturities of long-term debt	3,780	5,285	7,110
Accounts payable	52,140	36,323	70,979
Book overdraft	1,510	2,041	1,349
Accrued expenses	31,389	41,511	24,803

	97,988	112,168	117,736

LONG-TERM LIABILITIES:
Long-term debt	12,817	14,730	16,597
Retirement plan	32,146	31,573	25,212
Long-term operating lease liabilities	2,704	2,990	3,456
Other	7,899	7,758	7,786

	55,566	57,051	53,051

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	90	89	89
Capital in excess of par value	125,032	123,899	122,984
Retained earnings	128,070	124,058	111,807
Accumulated other comprehensive loss	(8,007)	(8,630)	(4,786)
Treasury stock	(1,204)	(1,204)	(1,204)

TOTAL STOCKHOLDERS’ EQUITY	244,007	238,238	228,916

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$397,561	$407,457	$399,703